Exhibit 10.5
AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED UNDER THE
CORTEVA, INC. 2019 OMNIBUS INCENTIVE PLAN
FOR GRANTEES LOCATED IN THE U.S.

Introduction/Grant

of Award
You have been granted time-vested Restricted Stock Units under the Corteva, Inc. 2019 Omnibus Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at: www.benefits.ml.com

Grant Award

Acceptance
You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits OnLine at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

If you do not accept your Restricted Stock Units in the manner instructed by the Company, your
Restricted Stock Units will be subject to cancellation.

Date of Grant                 [DATE] (“Date of Grant”)

Type of Award                 Time-vested Restricted Stock Units

Dividend Equivalents
Dividends payable on the Shares represented by your Restricted Stock Units (including whole and fractional Restricted Stock Units) will be allocated to your account in the form of additional Restricted Stock Units based upon the closing Share price on the date of the dividend payment. Dividend Equivalents will not vest until such time as the underlying Award vests.

Restricted Period
You may not sell, gift, or otherwise transfer or dispose of any of the Restricted Stock Units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses as set forth herein.

On [1st Anniversary of Date of Grant], the Restricted Period will lapse with respect to one-third (1/3) of the Restricted Stock Units, including dividend equivalents.

On [2nd Anniversary of Date of Grant], the Restricted Period will lapse with respect to one-third (1/3) of the Restricted Stock Units, including dividend equivalents.

On [3rd Anniversary of Date of Grant], the Restricted Period will lapse with respect to the remaining Restricted Stock Units, including dividend equivalents.

Termination
of Employment

Under 55/10 Rule
If you terminate employment after attainment of age 55 with at least 10 years of service and you are an active employee for six months following the Date of Grant, the Restricted Stock Units will remain subject to the Restricted Period set forth above for one year from the termination date of employment. When one year from the termination date of employment is reached, all other remaining unvested units will be forfeited.

Due to Disability, or Death	The Restricted Period on all units will lapse.

Due to Involuntary Termination Giving Rise to Severance Benefits or Divestiture to Entity Less Than 50% Owned by Corteva, Inc.
The Restricted Stock Units will remain subject to the Restricted Period set forth above for one year from the termination date of employment. When one year from the termination date of employment is reached, all other remaining unvested units will be forfeited.

Due to Any Other Reason (such as voluntary termination, involuntary termination without severance benefits, or for Cause)	Restricted Stock Units that are subject to a Restricted Period will be forfeited.

For purposes of this Agreement, transfer of employment among Corteva, Inc. and any of its Affiliates is not a termination of employment.

Payment
In the case of termination due to involuntary termination giving rise to severance benefits or divestiture to an entity less than 50% owned by Corteva, Inc. which occurs on or following the attainment of age 55 with at least 10 years of Service, Restricted Stock Units shall be paid to you when the Restricted Period lapses in accordance with the schedule set forth under “Restricted Period.” In the case of termination due to involuntary termination giving rise to severance benefits or divestiture to an entity less than 50% owned by Corteva, Inc. which occurs prior to attainment of age 55 with at least 10 years of Service or due to Disability or death, Restricted Stock Units shall be paid to you or your estate, as applicable, within seventy days of the date on which the Restricted Period lapses as a result of the termination. Restricted Stock Units are payable in one Share for each whole Restricted Stock Unit and a cash payment for any fraction of a Restricted Stock Unit. The value of each fractional Restricted Stock Unit will be based on the average of the high and low sale price of Shares as reported on the effective date of payment.

Section 409A

of the Code
To the extent that an amount that is considered “nonqualified deferred compensation” subject to Section 409A of the Code (“deferred compensation”) is payable on, or by reference to, the date of your termination of employment, no amounts shall be paid hereunder on account thereof unless such termination of employment constitutes a “separation from service,” within the meaning of Section 409A of the Code. If you are a “specified employee,” within the meaning of Section 409A of the Code, no amount that is deferred compensation shall be paid or delivered, on , or by reference to, the date of your separation from service, earlier than the date that is six months after such separation from service. Amounts otherwise payable during that six-month period shall be paid on the date that is six months and one day after your separation from service. If an amount that constitutes deferred compensation is payable upon a Disability that does not constitute a "disability" within the meaning of Section 409A of the Code, it shall be paid to you when the Restricted Period lapses in accordance with the schedule set forth under “Restricted Period.”

The Restricted Stock Units are intended to be exempt from or compliant with Section 409A of the Code and the U.S. Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Section 409A of the Code or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement, the Plan or both, without your consent, in the manner that the Committee may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This section does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the Restricted Stock Units or the delivery of Shares upon vesting/settlement of the Restricted Stock Units will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall the Company be liable to any party for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Restricted Conduct
If you engage in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company: (1) you shall forfeit all Restricted Stock Units (whether or not vested) and shall immediately pay to the Company, with respect to previously vested Restricted Stock Units, a cash amount equal to the Fair Market Value of the Stock plus the cash payment for any fraction of a Restricted Stock Unit received, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount; (2) the Company shall be entitled to monetary damages incurred as a result of such conduct; (3) the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such conduct; and (4) the Company shall be entitled to all reasonable sums and costs, including attorneys’ fees, incurred to defend or enforce the provisions of this Agreement.

For purposes of subparagraphs (i) through (v) below, “Company” shall mean Corteva, Inc. and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

(i)Non-Disclosure of Confidential Information & Trade Secrets. During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information or Trade Secrets. Confidential Information and Trade Secrets are items of information relating to the Company, its products, services, customers, and employees that are of great competitive value to the Company, which have been or will be disclosed to you or of which you have or will become aware as a consequence of your relationship with the Company, which are not generally known or available to the general public or the Company’s competitors, and which have been developed, compiled, or acquired by the Company at its great effort and expense. “Confidential Information” includes, but is not limited to: (a) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (b) product and technical information, such as new and innovative ideas, research and development projects, investigations, new business development, trademarks and brand names under development, sketches, plans, drawings, prototypes, methods, procedures, experimental and testing results, devices, machines, equipment, data processing programs, software, software codes, and computer models; (c) marketing information, such as new marketing ideas, strategies, initiatives, business plans, markets, and mailing lists; (d) customer and prospective customer information, such as the identity of the Company’s customers and prospective customers, their names, the names of representatives of the Company’s customers and prospective customers responsible for entering into contracts with the Company, the financial arrangements between the Company and its customers, the existence and terms of contracts with customers or any future contracts with customers or prospective customers, specific needs, requirements, and preferences of customers, and leads and referrals to certain prospective customers; and (e) personnel information, such as the identity and number of the Company’s other employees, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities (information in this item (e) is referred to as “Personnel Information”). In addition, Confidential Information shall include combinations, compilations, or aggregations of individual facts, components, or units of information that are in whole or in part publicly known, unless such combination, compilation, or aggregation of those facts is itself publicly known. “Trade Secrets” are items of Confidential Information that meet the requirements of applicable trade secret law. Confidential Information and Trade Secrets can be in any form, including, without limitation, oral, written, or machine readable, including electronic files.

(ii)Limited Use of Confidential Information and Trade Secrets. Notwithstanding any of the foregoing to the contrary, nothing in this Agreement prohibits Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.).  In addition, under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii)Non-Solicitation of and Non-Interference with Employees. While you are employed by the Company and for a period of one (1) year after your employment ends, whether voluntarily or involuntarily, you shall not, either on your own account or on behalf of any other individual or entity, directly or indirectly solicit or induce any employee of the Company to work for any other individual or entity, or otherwise cause any employee of the Company to leave employment with or service to the Company or diminish his or her services to the Company. This restriction shall apply only to current employees of the Company and any former employees of the Company with whom you came into contact during your employment with the Company. For purposes of this Section, the term “current” with respect to employees of the Company refers to those individuals who are employed or associated with the Company at the time of their solicitation, hiring, or inducement to leave the Company.

(iv)Non-Solicitation and Non-Service of Customers. During your employment and for a period of one (1) year after your employment with the Company ends, whether voluntarily or involuntarily, you will not directly or indirectly solicit customers of the Company for the purpose of selling or providing any competing product or service offered by the Company for which you had responsibility during the two (2) years preceding your termination of employment with the Company. This restriction shall apply only to those customers of the Company: (a) with whom you had personal contact within the last one (1) year of your employment, or (b) about whom you learned Confidential Information or Trade Secrets during the last one (1) year of your employment with the Company. For the purposes of this Section, the term “contact” means interaction between you and the customer or prospective customer that takes place to further the business relationship with, make sales to, or perform services for the customer on behalf of the Company.

(v)Non-Competition. During your employment and for a period of one (1) year after your employment with the Company ends, whether voluntarily or involuntarily, you will not, without the express written consent of the President of the Company or his or her designee, directly or indirectly perform the same or similar duties that you performed for the Company during the two (2) years preceding the termination of your employment, for any Competing Business. A “Competing Business,” as used in this Agreement, means any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company, and: (a) which Employee had responsibility for or worked with in the last two (2) years of Employee’s employment, or (b) about which Employee acquired knowledge of or access to Confidential Information and Trade Secrets in the last two (2) years of Employee’s employment. In recognition of the international nature of the Company’s business, which includes the sale of its products and services globally, this restriction shall apply to each state or territory of the United States of America, and each country of the world outside of the United States of America, in which the Employee was employed or had responsibility within the last two (2) years of Employee’s employment. Notwithstanding any of the foregoing to the contrary, if Employee is employed by the Company in Georgia, Louisiana, or South Dakota, then the geographic scope of this restriction is limited to the counties, municipalities, and/or parishes in which Employee worked for the Company, and all directly adjacent counties, municipalities, and/or parishes within the same state.

The restrictive periods set forth in this Restricted Conduct section shall not expire and shall be tolled during any period in which you are in violation of such restrictive periods; and therefore, such restrictive periods shall be extended for a period equal to the duration of your violations thereof.

You further acknowledge and agree that any breach, material or otherwise, of this Agreement or any other agreement between Company and you shall not excuse your performance under this Agreement, including your obligation to honor the restrictions set forth in this section.

You further agree that you will promptly disclose the existence of the post-employment restrictions contained herein to all subsequent employers and/or prospective employers until all such covenants have expired.
The Restricted Conduct set forth herein is in addition to, and not in place of, any contractual requirements that may govern your obligations to the Company during and after your employment.

Applicable Policies
This Award shall be subject to the Company’s clawback policy; Corteva, Inc. Insider Trading Policy, including the anti-hedging and anti-pledging provisions thereunder; and/or share ownership guidelines (in each case as they may be amended from time to time), the terms of which are incorporated herein by reference.

Repayment/

Forfeiture
Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are traded, as may be in effect from time to time.

Withholding
You acknowledge that the Company or, if different, your employer (the “Employer”) (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the Restricted Stock Units; or (iv) any other method of withholding determined by the Company and to the extent required by Applicable Law or the Plan, approved by the Committee; provided, however, that if you are subject to the short-swing profit rules of Section 16(b) of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event unless otherwise determined by the Committee.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, up to and including maximum applicable rates, in the jurisdictions applicable to you, in which case, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this section to the contrary, to avoid a prohibited acceleration under Section 409A of the Code, if Shares subject to the Restricted Stock Units will be withheld (or sold on your behalf) to satisfy any Tax Related Items arising prior to the date of settlement of the Restricted Stock Units for any portion of the Restricted Stock Units that is considered nonqualified deferred compensation subject to Section 409A of the Code, then the number of shares withheld (or sold on your behalf) shall not exceed the number of shares that equals the liability for Tax-Related Items.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Privacy
In relation to this Agreement, the Company may collect, use, transfer and share your personal information, such as your name, contact information and banking information. The Company may share personal information with its Affiliates and selected third parties outside of your country of residence, including the United States, which may have data protection rules that are different from those of your country, to perform this Agreement and for purposes consistent with our privacy statement: https://www.corteva.com/privacy.html.

Insider Trading/

Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker's country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as you are considered to have "inside information" regarding the Company (as defined by Applicable Laws). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) "tipping" third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Corteva, Inc. Insider Trading Policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

Imposition of Other

Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.